SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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SCHEDULE 14A INFORMATION
CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE
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BAIRNCO CORPORATION

(Name of Registrant as Specified in Its Charter)
BAIRNCO CORPORATION

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On January 24, 2007, Bairnco Corporation issued the following press release:
BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
PRESS RELEASE
BAIRNCO CORPORATION FILES DEFINITIVE PROXY STATEMENT
Board Advises Shareholders to Protect Their Investment
And Reject Steel Partners’ Opportunistic Efforts to Take Control of the Company

Lake Mary, Florida, January 24, 2007 — Bairnco Corporation (NYSE: BZ) today filed a definitive proxy statement with the Securities and Exchange Commission advising stockholders to reject Steel Partners’ efforts to replace Bairnco’s board as part of its plan to acquire Bairnco at an inadequate price of $12.00 per share. Following is the full text of the letter to investors that is included within the proxy statement:
Dear Fellow Stockholder:
On June 22, 2006, Steel Partners, L.P. (“Steel Partners”), through a wholly owned subsidiary BZ Acquisition Corp., announced an unsolicited tender offer to purchase all of the issued and outstanding common stock of Bairnco Corporation for $12.00 per share in cash, without interest, subject to a number of significant conditions (the “Offer”).

After a thorough review of this Offer, Bairnco’s existing strategic business plan, and other strategic alternatives, the Company’s Board of Directors determined that the Offer is inadequate, opportunistic and not in the best interests of all of the Company’s stockholders. Accordingly, the Company’s Board has recommended that you reject the Offer and not tender your shares.
Protect Your Interests — Do Not Support Steel Partners
We strongly urge you to reject Steel Partners’ efforts to replace your Board. As part of its plan to acquire Bairnco at a price that the Board of Directors has determined to be inadequate and not in the best interests of all of Bairnco’s stockholders, Steel Partners recently commenced a process to solicit your written consents to take control of your Board by removing the directors that you have elected and replacing them with a slate of nominees that have been handpicked by Steel Partners.
Your Board Has and Will Continue to Act in the Best Interests of the Company and All of its Stockholders
The Company’s existing Board of Directors is open-minded, independent and better suited to act in the best interests of ALL the Company’s stockholders than Steel Partners’ slate of handpicked nominees. Your current Board has always upheld its fiduciary duty to act in the best interests of ALL of the Company’s stockholders and will continue to do so. There is no guarantee that Steel Partners’ slate of nominees would act in a similar manner due to the ties these nominees have to one another and their affiliations with Steel Partners, which has an interest in the Offer that is not the same as that of the Company’s other stockholders. In essence, a vote for Steel Partners’ slate of nominees is a vote to give away control of the Company without getting a “control premium,” or an adequate price for your stock.
The Offer Dramatically Undervalues Bairnco
The Board believes that Steel Partners’ $12.00 per share Offer dramatically undervalues Bairnco and would deny stockholders value that is rightfully yours:
•	Management has undertaken significant value-enhancing initiatives over the last year that are expected to result in annual EBITDA for 2007 of $23.0 to $24.1 million, an increase of approximately 46% to 54% over 2006 annual EBITDA (see financial note below). Steel Partners’ Offer does not reflect this increase in value.
•	These initiatives include product and marketing programs that are driving positive sales trends in our Arlon Electronic Materials and Kasco divisions, the successful start-up of a new production facility in China, ongoing cost reduction programs, and the acquisition of Atlanta SharpTech, which was accretive to earnings in the fourth quarter of 2006 and is expected to be accretive to earnings in 2007.

•	The benefits of these initiatives have already begun to bear fruit, with the Company’s unaudited 2006 diluted earnings per share increasing 38.3% over 2005 to $0.65 per share, which exceeded our guidance for the year. The Company has also tightened earnings per share guidance for 2007 to a range of $1.10 to $1.20.

•	The Board has approved an increase of 43% in the quarterly cash dividend to $0.10 per share from $0.07 per share, based on the Company’s strong financial condition, the demonstrated contributions from the Atlanta SharpTech acquisition in the fourth quarter of 2006 and the positive outlook for the Company’s performance.
•	The price-earnings multiples implied by the $12.00 Offer further illustrate the inadequacy of Steel Partners’ Offer, which not only fails to reflect current market values but also lacks a control premium. The Offer represents valuation multiples of 10.0 to 10.9 times Bairnco’s expected 2007 EPS of $1.10 to $1.20, as compared to average multiples of 17.5 and 18.4 times projected 2007 earnings for companies in the S&P 600 Small Cap and Russell 2000 indices.

•	Steel Partners’ $12.00 per share Offer is well below Bairnco’s current trading price levels and over 14% lower than the recent 52-week high of $14.00 per share.
Note: All earnings and net income numbers exclude the impact of professional fees related to the Offer and Steel Partners’ consent solicitation and certain related matters and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006.
We urge you to protect your investment in Bairnco and reject Steel Partners’ efforts to take control of your Company. In order to do so, do not sign Steel Partners’ gold consent card. If you have previously signed a gold consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately. Finally, even if you have not signed Steel Partners’ consent card, you can show your support for your Board by signing, dating and mailing the enclosed WHITE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.
We appreciate your continued support.
On Behalf of the Board of Directors,
Sincerely,
Luke E. Fichthorn, III,
Chairman and CEO
Bairnco Corporation
IMPORTANT INFORMATION
Bairnco filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on July 6, 2006, regarding Steel Partners’ unsolicited tender offer for all the outstanding shares of

Stock of Bairnco for $12.00 per share, net to the sellers in cash, without interest (the “Offer”). Bairnco’s stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.
On January 12, 2007, Steel Partners filed a definitive consent solicitation statement with the SEC relating to Steel Partners’ solicitation of consents of Bairnco’s stockholders to, among other things, remove all of Bairnco’s current directors and replace them with Steel Partners’ nominees. On January 24, 2007, Bairnco filed a definitive consent revocation statement on Form DEF 14A (as amended from time to time, the “Consent Revocation Statement”) with the SEC to counter Bairnco’s consent solicitation and intends to mail the Consent Revocation Statement to the Bairnco’s stockholders beginning on January 25, 2007. Bairnco’s stockholders should read the Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.
The Schedule 14D-9, the Consent Revocation Statement and other public filings made by Bairnco with the SEC are available free of charge at the SEC’s website at www.sec.gov. Bairnco will provide a copy of these materials free of charge at its website at www.bairnco.com.
CERTAIN INFORMATION CONCERNING PARTICIPANTS
Certain of Bairnco’s directors, officers and employees may be deemed to be participants in the solicitation of Bairnco’s stockholders. Information regarding the names and interests of these persons is contained in the preliminary consent revocation statement (including any amendments or supplements thereto).
GAAP RECONCILIATION
Bairnco defines EBITDA as income from continuing operations plus (i) interest expense, (ii) income taxes, and (iii) depreciation and amortization expense. Bairnco has historically used EBITDA to assess performance. Bairnco believes that the use of certain adjusted, non-GAAP financial measures such as EBITDA, allows management and investors to evaluate and compare core operating results from ongoing operations from period to period in a more meaningful and consistent manner. In addition, Bairnco believes that excluding the unusual professional fees related to the Offer and Steel Partners’ consent solicitation and certain related matters (the “Offer Fees”) and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006 (the “Property Tax Benefit”) more clearly reflects the performance of the Company and permits a consistent comparison of financial statistics across periods. EBITDA as calculated by Bairnco is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with GAAP, and should not be considered as an alternative to income from continuing operations, operating profit, net cash provided by continuing operations or Bairnco’s other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity of Bairnco.
The following table reconciles income from continuing operations to adjusted EBITDA and income from continuing operations to adjusted income from continuing operations for each of the respective periods:

	Historical				Forecast
	2003A	2004A	2005A	2006A	2007F
Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	-	$8.2
Interest Expense (Income)	0.8	0.6	0.1	0.7	1.6	-	1.5
Income Taxes	1.2	2.4	1.9	0.4	4.3	-	4.7
Depreciation & Amortisation	7.8	7.7	7.5	7.4	8.7	-	8.7

EBITDA	$12.4	$15.8	$13.1	13.5	22.0	-	23.1
Offer Fees	—	—	—	2.2	1.0	-	1.0

Adjusted EBITDA	$12.4	$15.8	$13.1	$15.7	$23.0	-	$24.1

Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	-	$8.2
Offer Fees, net of tax benefit	—	—	—	1.4	0.7	-	0.7
Property Tax Benefit	—	—	—	(1.6)	—	-	—

Adjusted Income from Continuing Operations	$3.8	$5.2	$3.6	$4.8	$8.1	-	$85

Weighted average diluted common shares outstanding	7,391	7,569	7,613	7,387	7,400	-	7,400

Adjusted diluted earnings per share from continuing operations	$0.51	$0.69	$0.47	$0.65	$1.10	-	$1.20
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995
Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.
ADDITIONAL INFORMATION ABOUT BAIRNCO
Bairnco Corporation is a diversified multinational company that operates two distinct businesses — Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.
CONTACTS:
Kenneth L. Bayne, Bairnco Corporation
Telephone: (407) 875-2222, ext. 227
Kim Levy or Shannon Provost, Sard Verbinnen & Co
Telephone: (212) 687-8080
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